Exhibit 99.1

QUARTER ENDED JUNE 30, 2013

Second Quarter Overview

As of September 3, 2013

Wimberly at Deerwood in Jacksonville, Florida

SUMMARY

Established initial estimated per-share value of $10.09

Improved overall financial performance

Expanded asset portfolio with two recent investments

Improved performance at key operating properties

Entered into purchase and sale agreement for potential sale of Florida medical office buildings

Improved Financial Performance

Progress in stabilizing portfolio assets and strengthening cash flow from operations is improving overall financial performance. For the second quarter of 2013, funds from operations (FFO) per share achieved the break-even level, an improvement from a deficit of $0.03 per share in the year-ago period. For the first six months of 2013, FFO improved to a deficit of $0.03 per share from a deficit of $0.06 per share in the first half of 2012. Moreover, excluding acquisition costs and loss on the early prepayment of debt in both years, FFO for the first six months of 2013 would have been $0.07 per share, which is a significant improvement from $0.01 per share in the first six months of 2012.

1875 Lawrence Street in Denver, Colorado

Established Initial Estimated Per-Share Valuation of $10.09

The company is pleased to report that the board of directors established the initial estimated valuation of $10.09 per share for the company’s stock, effective August 1, 2013. This estimated per-share value represents an increase of $0.59 per-share, or 6.2%, compared with the previous per-share value of $9.50. The previous value reflected a $0.50 per share special distribution, made in May 2012, which reduced the original $10.00 per-share offering price. The board established the estimated share valuation based on a recommendation from the company’s advisor, Behringer Harvard Opportunity Advisors II, LLC, and in consultation with Duff & Phelps, LLC, an independent financial advisory and investment banking firm.

Distributions shareholders have received since investing in the company constitute additional value not represented in the estimated per-share valuation. Since the company’s inception in 2008, shareholders have received $43.4 million in total distributions. This represents 16% of the $265 million in capital raised in the offering, which ended on March 15, 2012. As an illustration of this additional value, a shareholder who invested on April 1, 2008—the date subscriptions were first accepted— and elected to receive cash distributions, has received total cash distributions of $2.27 per share. Such distributions combined with the $10.09 estimated per-share value would imply a total aggregate value of $12.36 per share.

More information about the estimated per-share valuation can be found in the company’s Form 8-K filed with the Securities and Exchange Commission on August 15, 2013. This can be obtained online at behringerharvard.com or at sec.gov.

QUARTER ENDED JUNE 30, 2013

Solid Performance in Multifamily Investments

Since 2009, the company has successfully invested in several value-added multifamily communities. Ambitious and proactive asset management practices have improved the operational performance of these properties, including our current investments presented below.

Multifamily Investment Performance*

	Arbors Harbor Town	Lakes of Margate	Wimberly at Deerwood
Net Operating Income (First 6-mo. of 2013 vs budget)	+8%	-6%†	+6%
Occupancy (as of 6/30/13)	96%	92%	95%
Monthly rent increase per renovated unit since acquisition	+$184	+$193	+$64
Acquisition date	December 2011	October 2011	February 2013
Status of stabilization	Complete	Nearly complete	Just beginning

†Negative variance reflects decision to complete all renovations as quickly as possible, which temporarily impacted renewals of expiring leases.

*Excluding Parkside Apartments

Continued Operational Improvements at Courtyard by Marriott at Coconut Beach

Operating trends at the Courtyard by Marriott in Kauai, Hawaii, continued to improve. Strong group business continued to be a major driver of the hotel’s improving operating performance. This asset was a major contributor to the company’s $10.09 per-share estimated valuation.

First Half 2013 vs First Half 2012

Revenues	+43%
Occupancy Rate	+25%
Average Daily Rate	+19%
RevPAR	+48%
NOI	+$1.4 million

Added Two Investments to Asset Portfolio

The company is continuing to develop a pipeline of property acquisitions and real estate-related investments expected to create value and enhance cash flow. We recently closed on two investments:

Prospect Park in Denver, Colorado

On May 24, 2013, we provided mezzanine financing totaling $13.75 million for this 296-unit multifamily development in the vibrant Lower Downtown (LoDo) area. Construction is expected to be completed in the third quarter of 2014. The loan, which is collateralized by the property, has an annual interest rate of 10% for the first three years of the term and two one-year extension options at an annual interest rate of 14%. The terms of the loan also enable the company to participate in 25% of the residual profits from the sale or refinancing of the property.

Parkside Apartments, Sugar Land (Houston), Texas

On August 8, 2013, the company acquired this 240-unit multifamily community for a contract price of $21.5 million. It is approximately 93% leased. We plan to invest approximately $2 million for improvements to this property and begin increasing rents. This approach mirrors the successful value-creation strategies the company has employed for other multifamily assets.

PORTFOLIO SUMMARY

As of June 30, 2013

5 multifamily/student housing investments

4 office investments

1 hospitality investment

1 self-storage investment

1 mezzanine loan

Courtyard by Marriott at Coconut Beach in Kauai, Hawaii

12 portfolio investments overall

Click here to view the complete portfolio.

Entered into Purchase and Sale Agreement for Florida Medical Office Buildings

The company entered into a purchase and sale agreement for the sale of eight of the nine buildings in the Florida medical office building portfolio (MOB). The contract sales price is approximately $63 million. Under the terms of the agreement, the buyer has until mid-December 2013 to close on the transaction, but there is no assurance that this transaction will be completed as planned.

Significant Value Creation

The recent estimated share valuation represents the creation of significant value for shareholders and illustrates success in:

•                  Managing the portfolio consistent with value-creation objectives;

•                  Selecting investments, employing non-traditional deal structures when prudent, and managing assets to improve value and control costs; and

•                  Seeking out and taking timely advantage of value-creating opportunities during extremely volatile times

QUARTER ENDED JUNE 30, 2013

Conclusion

The company will continue to manage the asset portfolio consistent with its value-creation objectives. To maximize the return to investors, the company will continue to evaluate an active pipeline of prospective acquisitions. The strategy is to further stabilize the existing portfolio of assets and prudently invest cash and the proceeds from asset sales into additional value-added opportunities. We will continue to target income-producing acquisitions, including multifamily opportunities in states with strong economies, well-located office properties, investments in value-added real estate with in-place cash flow, and selected mezzanine financing opportunities that balance attractive returns with acceptable risk.

Financial Highlights

(in thousands, except per share amounts)	3 mos. ended June 30, 2013	3 mos. ended June 30, 2012	6 mos. ended June 30, 2013	6 mos. ended June 30, 2012
FFO	$(52)	$(745)	$(869)	$(1,533)
FFO per share	$—	$(0.03)	$(0.03)	$(0.06)
Distributions declared	$—	$—	$—	$16,257
Distributions per share	$—	$—	$—	$0.625

(in thousands)	As of June 30, 2013	As of Dec. 31, 2012
Total assets	$415,590	$379,066
Total liabilities	$229,495	$192,533

Reconciliation of FFO to Net Income (Loss)

(in thousands, except per share amounts)	3 mos. ended June 30, 2013	3 mos. ended June 30, 2012	6 mos. ended June 30, 2013	6 mos. ended June 30, 2012
Net income (loss) attributable to the REIT	$6,014	$(4,360)	$1,682	$(667)
Adjustments for(1):
Real estate depreciation and amortization(2)	4,503	3,615	8,018	7,472
Gain on sale of real estate(3)	(10,569)	—	(10,569)	(8,338)
FFO (4)	$(52)	$(745)	$(869)	$(1,533)
GAAP weighted average shares: Basic and diluted	26,039	26,089	26,046	25,908
FFO per share	$––	$(0.03)	$(0.03)	$(0.06)
Net income (loss) per share	$0.23	$(0.17)	$0.06	$(0.02)

(1)         Reflects the adjustments for continuing operations, as well as discontinued operations

(2)         Real estate depreciation and amortization includes our consolidated real depreciation and amortization expense, as well as our pro rata share of those unconsolidated investments that we account for under the equity method of accounting and the noncontrolling interest adjustment for the third-party partners’ share of the real estate depreciation and amortization.

(3)         Includes our proportionate share of the gain on sale of real estate.

(4)         Funds from operations (FFO) is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, and subsidiaries. FFO should not be considered as an alternative to net income (loss), or as indications of our liquidity, nor are they either indicative of funds available to fund our cash needs, including our ability to fund distributions. FFO should be reviewed in connection with other GAAP measurements. A reconciliation of FFO and FFO-per-share to net income can be found in our second quarter Form 10-Q on file with the SEC.

Arbors Harbor Town Apartments in Memphis, Tennessee

15601 Dallas Parkway, Suite 600 Addison, TX 75001 866.655.3600 behringerharvard.com

FORWARD-LOOKING STATEMENTS

This material contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT II, Inc. that are based on our current expectations, estimates, forecasts, and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this material. Such factors include those described in the Risk Factors sections of Behringer Harvard Opportunity REIT II, Inc.’s filings with the Securities and Exchange Commission. Forward-looking statements in this material speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Published 09/13
© 2013 Behringer Harvard	1955-1 OP2 Q2 Report 2013